EXHIBIT 21

         SUBSIDIARIES* OF FIRST COMMERCE CORPORATION

First National Bank of Commerce - New Orleans
     First Money, L.L.C.
     Marquis Investments, L.L.C.

City National Bank of Baton Rouge

The First National Bank of Lafayette

Central Bank - Monroe

The First National Bank of Lake Charles

Rapides Bank & Trust Company in Alexandria

First Commerce Service Corporation

First Commerce Community Development Corporation

First Commerce Capital, Inc.

Marquis Assurance Corporation






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      *All  incorporated or organized under  Louisiana  law,
       except  Marquis  Assurance  Corporation  which  is  a
       Vermont   corporation, and  First  National  Bank  of
       Commerce, City National Bank of Baton Rouge, The First National Bank of Lafayette and The First National Bank of Lake Charles, all of which are national banking associations organized under federal law.